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                                                                   Exhibit 99(a)


Press Contacts:   Greg Reaves              Investor Contact: Laura Jordan
                  (908) 423-6022                             (908) 423-5185

                  Gwen Fisher
                  (908) 423-6154


            MERCK'S FIRST QUARTER EARNINGS PER SHARE INCREASE 13%
            ------------------------------------------------------

       FIVE KEY PRODUCTS SHOW 30% SALES GROWTH OVER FIRST QUARTER 2000


WHITEHOUSE STATION, N.J., April 20, 2001 - Merck & Co., Inc. today announced that earnings per share for the first quarter of 2001 were $0.71, an increase of 13% over the first quarter of 2000. First quarter net income grew 11% to $1,657.3 million driven by a 28% sales increase for the quarter to $11.3 billion.

     Sales growth was driven by Merck's human health products, which increased 8% for the first quarter, and the Merck-Medco business. The unfavorable effect from foreign exchange rates reduced the company's human health sales growth by three percentage points. Sales outside of the United States accounted for 37% of the company's first quarter human health sales.

     "Income growth for the quarter reflects strong worldwide sales volume gains led by our five key growth drivers - ZOCOR, VIOXX, COZAAR and HYZAAR*, FOSAMAX and SINGULAIR - which combined had increased sales of 30% over first quarter 2000 sales," said Raymond V. Gilmartin, chairman, president and chief executive officer. "These five products now account for more than 60% of Merck's worldwide human health sales.

     "Because of the benefits they offer patients and prescribers, each of our five key growth drivers are performing well in the global marketplace," Mr. Gilmartin said. "Together, they have created a powerful platform for growth for our company. And it is this growth that allows Merck to continue its strong investment in research and development, which remains the cornerstone of our success."


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* COZAAR and HYZAAR are registered trademarks of E.I. DuPont de Nemours &
Company, Wilmington, DE, USA.

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     ZOCOR, Merck's cholesterol-modifying medicine, had another strong quarter with worldwide sales reaching $1.5 billion in the first quarter of 2001. Physicians continue to prescribe ZOCOR in large part because of the medicine's demonstrated ability to act favorably on all three key lipid parameters - LDL, HDL and triglycerides. An estimated 11 million people in the United States have both elevated LDL (bad cholesterol) and low levels of HDL (good cholesterol), as defined by current National Cholesterol Education Program guidelines.

     In the United States, the market for "statin" medicines, such as ZOCOR, is expanding at almost 20% per year. Merck continues its consumer and education awareness efforts in the United States because more than half of the people who should be taking cholesterol medicines are still untreated.

     VIOXX, a once-a-day medicine, is the only COX-2 selective agent indicated in the United States for both osteoarthritis and acute pain. Since its successful 1999 launch, VIOXX has become the world's fastest-growing branded prescription arthritis medicine, and it is already Merck's second largest-selling medicine. VIOXX achieved $485 million in sales for the first quarter 2001.

     Earlier this month, Merck received an approvable letter from the U.S. Food and Drug Administration (FDA) regarding the company's application for changes to prescribing information for VIOXX based on results from the VIOXX Gastrointestinal Outcomes Research (VIGOR) study. An approvable letter is defined by the FDA as a written statement that the FDA will approve the application if specific additional information or material is submitted or specific conditions are met. An approvable letter does not constitute approval of the application. Approvable letters may result in additional time for completion of the FDA review.

     COZAAR and HYZAAR, Merck's highly effective and well-tolerated high blood pressure medicines, maintain their strong leadership of the angiotensin II antagonists (AIIAs) class. Sales for the two products were $385 million for this quarter. Despite an intensely competitive market, physicians continue to show confidence in these products, prescribing them for more than 10 million patients worldwide. Beginning in the first quarter of this year, Merck and DuPont now share equally in the operating profits from COZAAR and HYZAAR in North America, under the terms of the licensing agreement established between the parties in 1989. Financial terms outside of North America are not affected.


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     FOSAMAX, the leading product worldwide for the treatment and prevention of postmenopausal osteoporosis, continues to outperform the competition because it is the only osteoporosis medicine indicated and consistently proven to reduce the incidence of osteoporotic fractures of the hip as well as the spine. Sales totaled $350 million this quarter.

     Merck's recent introduction of FOSAMAX Once Weekly, the first and only oral once-weekly treatment for osteoporosis, continues to bolster the competitive position of FOSAMAX. In the United States, FOSAMAX Once Weekly has become the No. 1 medicine for osteoporosis by a wide margin based on new prescriptions. Regulatory approvals for FOSAMAX Once Weekly continue in all parts of the world. So far, the medicine has received medical approval in more than 45 countries and has been launched in 20 countries. In January, the FDA granted approval for FOSAMAX Once Weekly to be considered by physicians as an alternative to once-daily treatment for increasing bone mass in men with osteoporosis.

     SINGULAIR, Merck's once-a-day leukotriene-antagonist, is the world's fastest-growing asthma medicine. After only three years on the market, SINGULAIR has become the No. 1 asthma controller in terms of total prescription sales on a weekly basis in the United States. Sales for this quarter were $300 million. SINGULAIR is the first asthma controller therapy in more than 15 years to be approved for children as young as 2. Other benefits include that it is a once-a-day tablet rather than an inhaled medication and that it is not a steroid.

     Merck is studying SINGULAIR as a potential treatment for seasonal allergic rhinitis. The company recently presented results from two clinical studies, which showed that patients treated with SINGULAIR alone experienced significant reductions in the common symptoms associated with seasonal allergic rhinitis compared to patients treated with placebo.

     In January, the FDA approved CANCIDAS as the first in a new class of antifungals, called echinocandins or glucan synthesis inhibitors, introduced in more than a decade. Merck launched this new medicine in February. CANCIDAS will be used to treat certain life-threatening fungal infections that are becoming more prevalent as the number of people with compromised immune systems is increasing. The new medicine is indicated for the treatment of invasive aspergillosis in patients who do not respond to or cannot tolerate other antifungal therapies, such as amphotericin B, lipid formulations of amphotericin B and/or itraconazole. CANCIDAS has not been studied as an initial therapy for invasive aspergillosis. Merck is studying CANCIDAS as a potential treatment for the fungal infection CANDIDA.

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     Merck-Medco continued its strong contribution to Merck's revenue growth in the first quarter of 2001. Internet volume through Merckmedco.com totaled 1.4 million prescriptions in the first quarter of 2001. Merckmedco.com now processes more than 120,000 prescriptions per week.

     In March, Merck-Medco joined with Advance PCS and Express Scripts to create RxHub, an innovative, independent venture that will advance the efficiency and safety of the prescription-writing process. The new system to be created by this venture will allow physicians to electronically connect directly to pharmacy-benefit managers, access patient-specific clinical information (including formulary) and receive real-time notification of potential drug interactions and side effects. The resulting prescription can be sent electronically to the patient's preferred pharmacy for fulfillment.

     On Feb. 15, 2001, Merck issued a press release providing full-year 2001 financial guidance. The company remains comfortable with the estimates of the income statement components cited in that release, including the sales forecasts, the research and development budget and the marketing and administrative expense growth rate in continued support of the Company's key franchises.

     Additionally, the company reiterates that it is comfortable with the First Call range of earnings per share (EPS) analyst estimates of $3.15 to $3.25. In terms of quarterly EPS growth patterns, it would be reasonable to assume that the first quarter growth rate of 13% may be stronger than the growth rates for the remaining three quarters of the year. It would be reasonable to expect the growth rate for each of those three quarters to be consistent with the company's full-year 2001 EPS guidance. A copy of the Feb. 15, 2001 press release can be obtained at www.merck.com/newsroom/press_releases/financial_pressreleases.html or www.merck.com/finance/press/021501.html.

     Investors are invited to listen to a live webcast of Merck's first quarter earnings conference call today at 9 a.m., Eastern Time, by visiting Merck's corporate website at www.merck.com. The call will be available for replay on the Merck website until May 1, 2001.


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     Merck & Co., Inc. is a leading research-driven pharmaceutical products and services company. Merck discovers, develops, manufactures and markets a broad range of innovative products to improve human and animal health, directly and through its joint ventures. Merck-Medco manages pharmacy benefits for employers, insurers and other plan sponsors, encouraging the appropriate use of medicines and providing disease management programs. Through these complementary capabilities, Merck works to improve quality of life and contain overall health-care costs.

     This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in Item 1 of our Form 10-K for the year ended Dec. 31, 2000, and in our periodic reports on Form 10-Q and Form 8-K (if any) which we incorporate by reference.


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     The following table shows the financial results for Merck & Co., Inc. and subsidiaries for the three months ended March 31, 2001, compared with the corresponding period of the prior year.

                                                (In Millions Except Earnings
                                                     per Common Share)
                                                   Quarter Ended March 31
                                             -----------------------------------
                                                                          %
                                             2001       2000           CHANGE
                                             ----       ----           ------
   Sales                                  $11,345.1    $8,851.4          28%

   Costs, Expenses and Other

     Materials and production               7,046.5     4,833.4            *

     Marketing and Administrative           1,506.2     1,417.2           6%

     Research and development                 547.4       523.6           5%

     Equity income from affiliates           (178.6)     (188.3)         -5%

     Other (income) expense, net               56.1        71.5         -21%

   Income Before Taxes                      2,367.5     2,194.0           **


   Taxes on Income                            710.2       694.4

   Net Income                               1,657.3     1,499.6          11%

   Basic Earnings per Common Share            $0.72       $0.65          11%

   Earnings per Common Share                  $0.71       $0.63          13%
     Assuming Dilution

   Average Shares Outstanding               2,303.7     2,317.5

   Average Shares Outstanding               2,345.9     2,363.1
     Assuming Dilution


* The increase in "Materials and production" costs for the three months ending March 31, 2001, is primarily driven by growth in the Merck-Medco business.

** Normalized for one-time events, which occurred in the first quarter 2000, growth of "Income Before Taxes" for three months ended March 31, 2001, was 10%.

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